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                                                                    EXHIBIT 16.2



                     [LETTERHEAD OF KPMG PEAT MARWICK LLP]



February 6, 1997


Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Vitafort International Corporation and, under the date of February 16, 1996, we reported on the consolidated financial statements of Vitafort International Corporation as of and for the years ended December 31, 1995 and 1994. On January 31, 1997, our appointment as principal accountants was terminated. We have read Vitafort International Corporation's statements included under Item 4 of its Form 8-K dated February 5, 1997, and we agree with such statements, except that we are not in a position to agree or disagree with Vitafort International Corporation's statements that our termination and the appointment of BDO Seidman were ratified by the Board of Directors, or whether there was any consultation with BDO Seidman.


Very truly yours,

                    /s/ KPMG Peat Marwick LLP